Exhibit 99.1

Contact:

Kosan Biosciences Incorporated

Susan	M. Kanaya
Chief	Financial Officer
(510)	732-8400 ext. 5227
kanaya@kosan.com

FOR IMMEDIATE RELEASE

Kosan Reports Third Quarter and Nine-Month Financial Results

Hayward, CA. October 27, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and nine months ended September 30, 2005. Total operating expenses were $11.1 million and $33.3 million for the quarter and nine months ended September 30, 2005, respectively, compared to $12.9 million and $35.0 million in the same periods last year. Kosan continued to invest in its Hsp90 inhibitor program, including the advancement of KOS-1022 (DMAG) into a Phase I clinical trial in hematologic malignancies and filing of an IND for the oral formulation of KOS-1022. These increases were offset by lower spending on its epothilone analog program following the selection of KOS-1584 as a follow-on compound and its advancement into Phase I clinical trials, as explained below. In addition, KOS-862-related expenses were lower in 2005 due to the timing of production related activities. Kosan’s total operating expenses do not reflect costs incurred by partners Roche or the National Cancer Institute (NCI) in connection with clinical trials that Roche is conducting in connection with the Company’s epothilone program and the NCI is conducting in connection with the Company’s Hsp90 inhibitor program.

Revenues were $3.2 million and $9.4 million for the three and nine months ended September 30, 2005, respectively, compared to $6.8 million and $19.1 million in the same periods in 2004, substantially all of which was generated under the Roche-Kosan global development and commercialization agreement in both periods. Revenues in the 2004 period included research funding from Roche for the identification of an epothilone analog as a follow-on compound to KOS-862; this research funding concluded in the third quarter of 2004 as a result of the selection of KOS-1584 as a follow-on compound and its advancement into clinical testing, also being funded by Roche. In addition, 2004 revenues included funding for the production of KOS-862 clinical materials. Lastly, advancing KOS-1584 into the clinic resulted in a change in the estimated clinical development period with Roche, which extended the amortization period of up-front payments.

Net losses for the quarter and nine months ended September 30, 2005 were $7.5 million and $22.9 million, or $0.26 and $0.78 per share, compared to $5.9 million and $15.2 million, or $0.20 and $0.53 per share, in the same periods for the prior year. At September 30, 2005, cash, cash equivalents and marketable securities totaled $62.1 million, compared to $83.4 million at December 31, 2004. In July 2005, Kosan secured a $35.0 million credit facility, which provides flexibility to its overall financing strategy as Kosan’s anticancer drug candidates advance further in the clinic.

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Q3 Earnings – Page 2

About Kosan

Kosan Biosciences has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, an Hsp90 (heat shock protein 90) inhibitor and geldanamycin analog. KOS-862, the Company’s lead drug candidate, has a mechanism of action similar to taxanes and is partnered with Roche in a global development and commercialization agreement, along with a follow-on compound, KOS-1584, currently in Phase I testing. 17-AAG targets multiple pathways required for tumor growth and is being developed in collaboration with the National Cancer Institute, in addition to a second-generation geldanamycin analog, KOS-1022 (DMAG), now in Phase I trials. Kosan also has a proprietary formulation of 17-AAG, called KOS-953, in Phase I and Phase Ib trials. Kosan has generated a pipeline of potentially significant product candidates for cancer, infectious disease and other therapeutic areas based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements related to ongoing and further development of, and the potential for, Kosan’s product candidates, including KOS-862, KOS-1584, 17-AAG, KOS-953 and KOS-1022, in the treatment of cancer. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to the clinical advancement of KOS-862, KOS-1584, 17-AAG, KOS-953 and KOS-1022 and the costs of conducting clinical studies for these product candidates; Kosan’s dependence on its collaborations with Roche and the NCI for development of its product candidates; Kosan’s dependence on its collaboration with Roche for most of its revenues; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Q3 Earnings – Page 3

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$2,906	$5,842	$8,419	$17,076
Grant revenue	311	915	1,011	1,982

Total revenues	3,217	6,757	9,430	19,058
Operating expenses:
Research and development	9,335	11,290	28,461	30,631
General and administrative	1,763	1,617	4,827	4,408

Total operating expenses	11,098	12,907	33,288	35,039

Loss from operations	(7,881)	(6,150)	(23,858)	(15,981)
Net interest income	350	278	996	804

Net loss	$(7,531)	$(5,872)	$(22,862)	$(15,177)

Basic and diluted net loss per common share	$(0.26)	$(0.20)	$(0.78)	$(0.53)

Shares used in computing basic and diluted net loss per common share	29,247	28,935	29,180	28,863

Condensed Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Cash, cash equivalents and marketable securities	$62,087	$83,393
Total assets	$72,695	$96,613

Deferred revenue	$12,972	$15,430
Total liabilities	$24,969	$27,427
Total liabilities and stockholders’ equity	$72,695	$96,613

Shares issued and outstanding	29,367	29,096